Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements, numbers 333-35884, 333-87977 and 333-66297 on Form S-3 and numbers 333-89989, 333-94125, 33-72108, 333-97525 and 333-110946 on Form S-8 of Precision Optics Corporation, Inc. of our report dated August 31, 2004, with respect to the consolidated balance sheets of Precision Optics Corporation, Inc. and Subsidiaries, as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004, annual report on Form 10-KSB of Precision Optics Corporation, Inc.

/s/ KPMG LLP

Boston, Massachusetts
September 16, 2004